Exhibit 99.1

            VaxGen Awarded $80.3 Million NIAID Contract for Advanced
                    Development of Anthrax Vaccine Candidate

      BRISBANE, Calif. - September 30, 2003 - VaxGen, Inc. (Nasdaq: VXGN) announced today that it has been awarded an $80.3 million contract from the National Institute of Allergy and Infectious Diseases (NIAID) for the advanced development of its anthrax vaccine candidate, rPA102. The 3-year contract is intended to fund many of the steps required for commercial licensure of the vaccine candidate and could pave the way for a significantly larger contract for a national stockpile of anthrax vaccine.

      "We are pleased to have been awarded a contract that plays such an important role in our nation's defense," said Lance K. Gordon, Ph.D., VaxGen's chief executive officer. "We believe we were awarded this contract on the strengths of the pre-clinical and clinical results of rPA102 and the company's performance under the NIAID anthrax contract we received last year. We look forward to continuing what has been a very productive partnership between the public and private sectors."

      The new NIAID contract is intended to fund animal studies, Phase II clinical trials, the scale up and validation of the vaccine manufacturing process and production of 3 million doses of finished product. The vaccine's efficacy will be determined through animal testing, based on the U.S. Food and Drug Administration's two-animal rule model, instead of large Phase III studies in humans.

      VaxGen plans to manufacture the protein antigen used in rPA102 in its manufacturing facility in South San Francisco, Calif. VaxGen believes the facility, as currently equipped, has the capacity to produce approximately 100 million doses of rPA102 bulk vaccine per year. Filling, packaging and labeling of the vaccine will be done at contract manufacturing sites.

      The contract has been funded in whole with Federal funds from the National Institute of Allergy and Infectious Diseases, National Institutes of Health, under Contract No. N01-AI-30053.

      Project BioShield

      Whereas the most recent NIAID contract is meant to fund continued development of a recombinant Protective Antigen (rPA) anthrax vaccine, pending legislation known as Project BioShield is meant to procure a large stockpile of rPA anthrax vaccine, as well as other biodefense countermeasures. Project BioShield is pending approval by the U.S. Senate after having been approved by the U.S. House of Representatives in July by a vote of 421-to-2.

      If Project BioShield is signed into law this year, the U.S. Department of Health and Human Services could begin purchasing an rPA anthrax vaccine as early as next year, while the product is still considered an Investigational New Drug and before it is approved for commercial
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use. Such a purchase would be used to build a stockpile of the vaccine for emergency use, with additional purchases made when and if the FDA licenses the vaccine for commercial use.

      In its current form, Project BioShield earmarks $1.4 billion for the purchase, maintenance and replenishment of 60 million doses of an rPA anthrax vaccine between 2004 and 2013. According to the Congressional Budget Office, the federal government intends to spend $700 million to purchase the 60-million dose stockpile of rPA anthrax vaccine and another $700 million to maintain and replenish the stockpile.

      "If Project BioShield is signed into law, VaxGen intends to bid aggressively for an rPA anthrax vaccine contract," Gordon said. "As we've developed the rPA vaccine, we've enhanced VaxGen's capabilities and our capacity to manufacture and supply the large quantities of anthrax vaccine that are being considered under the pending BioShield legislation."

      About rPA102

      VaxGen began accelerated development of rPA102 in the fall of 2002 under a previous contract from the NIAID. That contract funded the manufacture of 2,000 doses, animal challenge studies and a Phase I clinical trial. The company's Phase I trial was launched at four leading U.S. medical centers in June and is now fully enrolled with all participants having received their immunizations. The trial is scheduled to be completed early next year.

      Battelle Memorial Institute and the Health Protection Agency of England and Wales were subcontractors on the original development contract and are expected to fulfill similar roles on the latest contract.

      VaxGen's anthrax vaccine candidate is based on the pioneering work of the U.S. Army Medical Research Institute of Infectious Diseases. The vaccine combines the potential safety benefits of a product made through modern recombinant technology with efficacy demonstrated in animal models. The vaccine candidate is composed of an alum adjuvant and a purified protein (rPA) designed to induce antibodies that neutralize anthrax toxins. The vaccine candidate cannot cause anthrax infection.

      VaxGen began developing rPA102 to address the need for an anthrax vaccine that has an improved safety profile and a more practical dosing schedule compared to the existing anthrax vaccine. The only currently licensed anthrax vaccine in the United States, AVA, requires six doses administered over an 18-month period. The rPA102 anthrax vaccine is expected to be well characterized and produced using modern manufacturing methods.

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      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax, smallpox and HIV and is the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products, including VaxGen's vaccine candidates, should they be licensed. For more information, please visit the company's web site at: www.vaxgen.com

Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding awards of future government contracts, the timing, progress and the Company's ability to meet the requirements of its NIAID anthrax vaccine contracts, including the completion of Phase II trials, animal testing and manufacture of the product. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 18, 2003, under the heading "Risk Factors", and the company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2003, under the heading "Business", for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contact:
Lance Ignon
Vice President
Corporate Communications
(650) 624-1041